UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): February 22, 2006

THE ALPINE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-02249

Delaware	22-1620387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address of Principal Executive Offices, Including Zip Code)

(201) 549-4400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17CFR240.13c-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On February 22, 2006, Alpine Holdco Inc. (“Alpine Holdco”) and Superior Cables (1997) Holdings Ltd. (“SCH”), each wholly-owned subsidiaries of The Alpine Group, Inc. (the “Company”), Shrem Fudim Kelner Technologies Ltd. (“SFKT”), a company organized and registered under the laws of Israel, and Superior Cables Ltd., the Company’s indirect 46% owned Israeli affiliate (“SCL”), entered into a share purchase agreement (the “Agreement”). Subject and pursuant to the Agreement, Alpine Holdco agreed to invest $10 million in SCL in consideration and purchase of 75 million SCL ordinary shares; and SFKT agreed to invest $5 million in SCL in consideration and purchase of 46,192,664 SCL ordinary shares and an option (the “SKFT Option”) to purchase an additional 4,619,266 SCL ordinary shares at a purchase price of $0.1082 per SCL ordinary share (the “Investment”). Also, subject and pursuant to the Agreement, immediately prior to consummation of the Investment, SCH agreed to sell 8,400,000 SCL ordinary shares to unrelated third parties (the “SCH Sale”). After giving effect to the Investment (including assumed exercise of the SFKT Option) and the SCH Sale, the Company (including the ownership interests of Alpine Holdco and SCH) and SFKT will own approximately 51% and 31%, respectively, of the issued and outstanding share capital of SCL.

Also on February 22, 2006, Alpine Holdco, SCH and SFKT entered into a shareholders agreement (the “Shareholder’s Agreement”) which is effective upon consummation of the Investment. The Shareholders Agreement provides, as among its signatory parties, for certain restrictions and rights of first offer and tag along rights in respect of proposed transfers of SCL ordinary shares, joint support and agreement to vote all SCL ordinary shares owned by such parties in order to elect a majority of the members and up to two (2) additional members of the SCL board of directors as directed by Alpine Holdco and SFKT, respectively, for so long as Alpine Holdco and SCH own a greater percentage of SCL’s share capital than SFKT; shared performance of certain management services for the benefit of SCL as directed by Alpine and sharing of management fees payable by SCL in consideration thereof; all in accordance with the provisions and for the term set out in the Shareholders Agreement.

Completion of the transactions provided for under the Agreement are subject to certain customary conditions and to approval by the stockholders of SCL, in accordance with Israeli law, by certain Israeli governmental authorities and by the Tel Aviv Stock Exchange, not later than June 30, 2006.

On February 23, 2006, SCL announced that SCL and Bank Hapoalim Ltd. (the “Bank”), SCL’s principal lender, entered into an agreement amending and restructuring SCL’s indebtedness with the Bank. Pursuant to that agreement effective concurrently with and conditioned upon consummation of the Investment, the Bank agreed to refinance and extend approximately $11 million in long term indebtedness of SCL and convert $15 million in SCL indebtedness into a subordinate loan repayable only upon liquidation of SCL in consideration of an option to acquire 15% of SCL share capital at no further cost.

The foregoing descriptions of the Agreement and the Shareholders Agreement are qualified in their entirety by reference thereto.

A copy of the Agreement and the Shareholders Agreement are attached hereto, respectively, as Exhibits 10.1 and 10.2. Both are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
10.1	Share Purchase Agreement dated February 22, 2006 by and among Alpine Holdco Inc., Superior Holdings (1997) Ltd., Shrem Fudim Kelner Technologies Ltd. and Superior Cables Ltd.

10.2	Shareholders Agreement by and between Alpine Holdco Inc. and Superior Holdings (1997) Ltd. and Shrem Fudim Kelner Technologies Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE ALPINE GROUP, INC.

Dated: February 23, 2006	By:	/s/ Stewart H. Wahrsager
Senior Vice-President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Share Purchase Agreement dated February 22, 2006 by and among Alpine Holdco Inc., Superior Holdings (1997) Ltd., Shrem Fudim Kelner Technologies Ltd. and Superior Cables Ltd.

10.2	Shareholders Agreement by and between Alpine Holdco Inc. and Superior Holdings (1997) Ltd. and Shrem Fudim Kelner Technologies Ltd.